EXHIBIT 16.1

Stan J.H. Lee, CPA
794 Broadway
Chula Vista, California  91910

January 14, 2011

Securities and Exchange Commission
Washington, DC  20549

Re:  Arkson Nutraceuticals Corp.

Dear Sir or Madam:

     We have read Item 4.01 of the Form 8-K of Arkson Nutraceuticals Corp. dated January 10, 2011 and agree with the statements relating only to Stan J.H. Lee, CPA,  contained therein.

/s/ Stan J.H. Lee, CPA